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                                                                    EXHIBIT 99.3


                                    BUSINESS

   We are a leading independent global provider of Internet and eCommerce solutions to businesses. As an ISC, we offer global distribution of our services over our worldwide fiber optic network, which is capable of transmission speeds in excess of three terabits. We define the elements of an ISC to include:

  . Multiple Internet and eCommerce Web hosting centers--We currently have or are building or planning to build Internet and eCommerce Web hosting centers in key financial and business centers around the world, including the Amsterdam, Atlanta, Berlin, Geneva, Hong Kong, London, Los Angeles, New York, Paris, Seoul, Tokyo, Toronto and Washington, D.C. metropolitan areas.

  . Extensive global distribution--We have over 1,000 sales personnel and 2,500 VARs, systems integrators and Web design professionals in 27 countries throughout the world.

  . Global brand name recognition--Our brand name is increasingly recognized throughout the world for IP services and applications that meet the needs of business customers, supported by local language sales, provisioning and service.

  . Worldwide fiber network and related optronic equipment--We operate one of the largest global data communications networks that enables, or is expected to enable, our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

   We provide Internet connectivity and Web hosting services to customers in approximately 90 of the 100 largest metropolitan statistical areas in the U.S. and in the 20 largest global telecommunications markets and we operate in 27 countries. In addition to these services, we offer a suite of value-added products and services that are designed to enable our customers, through their use of the Internet, to more efficiently communicate with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into five geographic operating segments-- U.S./Canada, Latin America, Europe, Asia/Pacific and India/Middle East/Africa. Our services and products include access services that offer dedicated, dial-up, wireless and DSL connections, Web hosting services, intranets, VPNs, eCommerce, voice-over-IP, e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity.

   We operate one of the largest global commercial data communications networks. Our Internet-optimized extends around the globe and is connected to more than 700 POPs that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We further expand the reach of our network by connecting with other large ISPs through contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened seven global Internet and eCommerce hosting facilities. These facilities are located in the Washington, D.C., Los Angeles, New York City, Amsterdam, Basel, London and Toronto metropolitan areas and contain a total of approximately 200,000 square feet. We have two network operating centers that monitor and manage network traffic 24 hours per day, seven days per week.

   Our mission is to build a premier IP-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet and related tools. We served, as of September 30, 1999, approximately 79,900 business accounts, including approximately 640 ISPs.

Industry Overview

   Overview. Internet access services is one of the fastest growing segments of the global telecommunication services market place. Internet access services represent the means by which ISPs


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interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses, and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, business-focused ISPs are increasingly providing a range of value-added services, including managed access (i.e., intranets), shared and dedicated Web hosting, security services, and advanced applications such as IP-based voice, fax and video services. These services are being used by business customers to enhance productivity, ensure reliability and reduce costs.

   The ISP market is segmented into large national or multinational ISPs ("Tier 1 ISPs"), which are typically full-service providers that offer a broad range of Internet access and value-added services to businesses, and regional and local ISPs ("Tier 2" and "Tier 3 ISPs"), which typically offer a smaller range of products and services to both individuals and business customers and may specialize in the provision of one IP-based product or service. We are a Tier 1 ISP. Tier 1 ISPs also provide wholesale services by reselling capacity on their networks to smaller regional and local ISPs, thereby enabling these smaller ISPs to provide Internet services on a private label basis without building their own facilities. Tier 1 ISPs exchange Internet traffic at multiple public peering points known as network access points and through private peering arrangements. As the number of ISPs has grown, Tier 1 ISPs have increased their requirements for peering arrangements thereby increasing the barriers to entry into the top-tier. Tier 2 and Tier 3 ISPs generally rely on Tier 1 ISPs for Internet access and interconnection. The ISP market is highly fragmented with, according to industry sources, over 6,700 providers estimated to be doing business in the U.S. and Canada alone. Because of the low barriers to entry, there are many local and regional ISPs entering the market, which has caused the level of competition to intensify. In addition, there recently have been several acquisitions of large ISPs by multinational telecommunications companies seeking to offer a more complete package of telecommunications products to their customers.

   Market Size and Growth. The Internet services market is forecast to continue its rapid growth for the foreseeable future. According to its 1999 survey, Gartner Group forecasts that worldwide revenues for Internet services will grow from $13.7 billion in 1998 to $42.5 billion in 2003. According to Gartner Group, in 1998, access services represented 87% or $14.8 billion of this total market.

   Growth in demand for business connectivity is being driven by a number of factors, including an increase in online market penetration, particularly in the small- and medium-sized business segments, and increased use of the Internet by businesses. Specifically, Gartner Group estimates that business access services represented 41% or $6.9 billion of the total access services market in 1998, but will increase their percentage to 46% of the $49.4 billion total Internet access services market in 2003. In addition, as more businesses evolve from establishing an Internet presence to utilizing secure connectivity between geographically-dispersed locations, remote access to corporate networks and business-to-business commerce solutions, the demand for high quality Internet connectivity and value-added services should grow. Gartner Group forecasts that worldwide web hosting services revenue will grow from $896 million in 1998 to $5.9 billion in 2003.

   Reflecting the globalization of the Internet, Gartner Group estimates that 47% or $20.1 billion of the $42.5 billion access services opportunity in 2003 is expected to come from North America. It is estimated that Japan will represent 13% or $5.3 billion, the rest of Asia will represent 10% or $4.3 billion, Europe will represent 27% or $11.3 billion, and the rest of the world will comprise the remaining 4% or $1.2 billion. Gartner Group forecasts that, in North America, businesses will represent 36% of the total Internet access services market of $20.1 billion; in Japan, businesses will represent 54% of the total Internet access services market of $5.3 billion; in the rest of Asia, businesses will represent 53% of the total Internet access services market of $4.3 billion; in Europe, businesses will represent 80% of the total Internet access services market of $11.3 billion; and in the rest of the world, businesses will represent 80% of the total Internet access services market of $1.5 billion.

   Growth in Business Use of the Internet. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer


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reach and improve communications efficiency. Currently, many businesses are utilizing the Internet as a lower-cost alternative to certain traditional telecommunications services. For example, many corporations are connecting their remote locations using intranets and VPNs to enable efficient communications with employees, customers and suppliers worldwide, providing remote access for a mobile workforce, reducing telecommunications costs by using value-added services such as IP-based fax and videoconferencing, and migrating legacy database applications to run over IP-based networks. Businesses of all sizes are demanding advanced, highly reliable solutions designed specifically to enhance productivity and improve efficiency. Moreover, businesses are seeking national and global ISPs that can securely and efficiently connect multiple, geographically-dispersed locations, provide global remote access capabilities and offer a full range of value-added services that meet their particular networking needs.

The PSINet Solution

   We provide high quality global IP-based services and products that are tailored to meet the needs of businesses. We believe that the business market is particularly attractive due to its low customer churn characteristics, high revenue per user, relatively low penetration and, in international markets, early stage of development. In addition, we believe that within the business access marketplace there is a significant opportunity to upsell to higher service levels and provide additional value-added services as businesses grow from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet, corporate intranets and VPNs for more advanced, mission-critical applications. Further, we believe that small- and medium-sized businesses will continue to seek to outsource certain information technology functions to Tier 1 ISPs to reduce costs and improve service levels. Moreover, we believe that regional and local ISPs will continue to seek business relationships with large, Tier 1 ISPs that enable them to sell Internet connectivity services without making significant investments in facilities.

The PSINet Strategy

   Our objective is to be one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. The principal elements of our business strategy are summarized below:

  . Leverage Multiple Sales Channels. We are pursuing growth opportunities through multiple channels consisting of our direct sales force, a reseller and referral program and strategic alliances with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers. We have built a direct sales force, which, as of September 30, 1999, consisted of over 1,000 individuals worldwide, more than half of whom were employed outside of the U.S. As of September 30, 1999, our reseller and referral program consisted of over 2,500 resellers and referral sources. This program enables us to leverage the sales and marketing resources of our resellers and referral sources to offer our Internet access services and products to a broader and more diverse prospect base. We also seek to establish strategic alliances with selected telecommunications carriers, such as we have with American Communications Network, Inc., ATX Telecommunications Services, e.Spire Communications, Inc. and NEXTLINK Communications Inc., to offer our IP-based services and products to the carriers' customer base on a private label or co-branded basis. In addition, we are pursuing agreements with computer retailers as a means for offering our services and products through retail sales channels.

  . Increase Sales of Value-Added Services and New Products. We intend to capitalize on the trend of companies seeking to increasingly outsource their critical business applications and integrate Web-based services and products by aggressively marketing value-added services and products to our existing account base and prospective business customers. We currently offer a number of value-added services, such as Web hosting and collocation, intranets, VNPs, multi-currency e-commerce, voice-over IP services, e-mail outsourcing, streaming media, security and remote user access. We are aggressively expanding our Web hosting and managed services operations. As part of our ISC


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     strategy, we have opened seven new global Internet and eCommerce hosting centers. These facilities are located in the Washington, D.C.; Los Angeles; New York City; Amsterdam; Basel; London; and Toronto metropolitan areas, and contain a total of approximately 200,000 square feet. We anticipate opening additional Internet and eCommerce hosting facilities in other key financial and business centers around the world. Additionally, we continue to evaluate and implement new alternative broadband local loop services, including wireless, DSL and cable modem solutions.

  . Accelerate Growth Through Targeted Acquisitions. We intend to continue to accelerate our growth in the U.S. and expand our presence in key markets internationally by acquiring primarily business-focused ISPs and related businesses and assets. We intend to make strategic investments in or acquire:

    . local or regional ISPs in markets where we have an established POP and can benefit from the increased network utilization and local sales force;

    . ISPs in the 20 largest global telecommunications markets where we currently do not have a presence or in those global telecommunications markets where our current presence would be significantly enhanced;

    . related or complementary businesses, such as our acquisition of TNI, to broaden our market presence and expand our strengths in key product areas, such as Web hosting or data center companies, or data-processing companies with legacy networks which would benefit by migrating to IP-based technologies; and

    . telecommunication or information technology companies which have strong relationships with chief technology officers and other management information service executives at major corporations worldwide.

  . Continue to Invest in our Network. We remain focused on reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs and the acquisition of dark fiber. Our flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows our network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. We have enhanced our network significantly through several strategic acquisitions of fiber-based telecommunications bandwidth, including acquisitions of or agreements to acquire IRUs and other rights within and connecting the U.S., Canada, Latin America, Europe, Asia and the Middle East.

  . Enhance Brand Name Recognition. We were the first commercial ISP and have established significant brand recognition among information technology professionals in the U.S. In 1998, we launched a major program to develop and enhance the PSINet brand name as a leading global facilities-based ISP. Our branding program includes the rebranding of acquired ISP operations and services under the PSINet name, the select use of television commercials, print ads and direct mailings which target key decision makers in the United States and abroad, and the acquisition of corporate sponsorship rights, such as our acquisition of the naming rights to the NFL Stadium of the Baltimore Ravens and related marketing rights. By combining this branding program with our multiple sales channel distribution strategy, superior customer service and technical support available 24-hours per day, seven-days per week, we seek to expand market share, increase customer loyalty and develop brand recognition in the global Internet market.

PSINet Services

   We offer a broad range of high-speed Internet access options and related services in the U.S., Canada, Latin America, Europe, Asia and the Middle East at a variety of prices designed to meet the requirements of commercial, educational, governmental and other organizations that link their computers, networks and


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information servers to, or otherwise seek to benefit from the use of, the
Internet. We provide Internet solutions to help business and other organizations reduce costs, increase productivity and access new markets. Access options range from dial-up services to high-speed continuous access provided by dedicated circuits. We believe that our broad range of competitively priced Internet services and products allows us to compete effectively in the Internet access market for corporate and other institutional customers. We have organized our core operations into three customer-focused business units--Corporate Network Services, which focuses on sales of Internet access services, Applications and Web Services, which focuses on sales of Web and value-added services, and Carrier and ISP Services, which focuses on sales of Internet access and related services to telecommunications carriers and consumer-based ISPs--in order to more closely align our operations with the needs of the emerging Internet marketplace.

   Internet Access Services. We offer in the U.S./Canada, Latin America, Europe and Asia/Pacific global connectivity services, including a variety of dial-up and dedicated access solutions in bundled and unbundled packages, which provide high-speed continuous access to the Internet for businesses' local area networks or LANs. We provide turnkey configuration solutions encompassing such services as domain name registration, line ordering and installation, IP address assignment, router configuration, installation and management, security planning and management and technical consultation services. All of our connectivity customers receive 24-hours per day, seven-days per week technical support. We also offer a full range of customer premise equipment required to connect to the Internet, including routers, channel service units/data service units, software and other products, as needed. Due to our business relationships with a variety of vendors, we are able to offer competitive hardware pricing and bundled services to our customers.

  . Dedicated Access. We offer a broad line of high-speed dedicated connectivity services which provide business customers with direct access to a full range of Internet applications. Our flagship access service, InterFrame, provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, from 56 Kbps to 45 Mbps. InterFrame is designed to offer comprehensive network security and to help ensure bandwidth availability for priority business applications. We believe that the traffic-management advantages of the frame relay technology deployed in our network provide our customers with fully integrated Internet access and improved performance. For higher bandwidth needs, we provide our InterMAN(R) access service in major U.S. cities in connection speeds ranging from 1.5 Mbps to 45 Mbps. InterMAN is a turnkey solution in which we provide, install and maintain equipment at the customers' premises. InterMAN affords cost advantages over competitive dedicated access services by utilizing high-speed SMDS and ATM data transmission technologies.

  . DSL Access. We offer high-speed Internet access services using digital subscriber line or DSL technology. DSL is a new technology being deployed by telephone companies and competitive local exchange carriers, or CLECs, that permits high speed digital transmission over the existing copper wiring of regular telephone lines. We have entered into agreements with two leading providers of DSL services to ISPs, to deliver DSL access services to our customers. We recently announced our offering of DSL services in 21 major metropolitan areas throughout the U.S. with expansion to other major metropolitan areas expected to occur later in 2000. Our DSL services are available in a wide range of dedicated access speeds, from 144 Kbps to 1.5 Mbps. Our DSL services are designed to appeal to the small-to-medium sized business market by providing high quality Internet access at speeds faster than ISDN and at flat-rate prices that are low relative to traditional dedicated access charges.

  . Wireless Access. Our Wireless Internet Solutions service offers dedicated high-speed "fixed wireless" Internet access utilizing digital microwave technology. Speeds of up to 128 Kbps are currently available with faster capabilities of up to 512 Kbps anticipated to be made available in the second quarter of 2000. Our Wireless Internet Solutions service is currently operational in certain cities in Alabama, Florida, North Carolina and Tennessee, with expansion to additional areas in the


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     southeastern U.S. expected to occur in the second quarter of 2000. Wireless
     Internet Solutions provides an affordable, high-speed alternative to traditional land-based Internet services, commonly referred to as "local loop connections," offered by telecommunications carriers.

  . Dial-up Access. Our LAN-Dial(R) dial-up services offer a cost-effective, entry-level Internet solution that provides access to PSINet's advanced network backbone via ordinary telephone lines at speeds of up to 56 Kbps. Our LAN-ISDN service provides dial-up access through digital ISDN lines at speeds of up to 128 Kbps.

  . Web and Value-Added Services. We believe that business customers on a worldwide basis will continue to increase their use of the Internet as a business tool and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. We offer in the U.S., Canada, Latin America, Europe and Asia a variety of value-added services, including Web hosting and collocation, intranets, VPNs, multi-currency e-commerce, voice-over-IP, e-mail outsourcing, streaming media, security and remote user access services designed to meet the diverse networking needs of businesses. In addition, in order to capitalize on our technologically advanced, high-capacity network, we intend to continue to develop new IP-based services and products that increase customer use of the Internet, including bandwidth-intensive multimedia services such as video conferencing over the Internet.

  . Web Hosting. We provide a line of Web hosting and multimedia streaming services that permit companies to market themselves and their products on the Internet without having to invest significantly in technology infrastructure and operations staff. The PSIWeb(R) services are backed by our 100% uptime guarantee, the industry's first, and by our advanced network backbone, which provides highly reliable Internet connectivity. PSIWeb offers options such as complete electronic eCommerce solutions as well as "TV on the WEB LIVE," a joint service offering from us and Gardy McGrath International, which is an end-to-end solution for video broadcasting of live events over the Internet. We have recently introduced a line of management application services to enable our customers to outsource their Web management requirements to our highly trained systems administrators and support staff.

  . Collocation. Our PSIWeb Co-Locate SM service enables companies to house business-critical servers in secure off-site facilities with improved bandwidth management and reliable connections. Collocation facilities are situated on the highest bandwidth portions of our infrastructure in order to facilitate optimal performance and high-speed capabilities.

  . VPNs/Intranets. Our IP-optimized network allows us to create private IP networks, known as "intranets" or "virtual private networks," that are designed to securely isolate internal network traffic from public Internet traffic and provide each site on the intranet access to other sites on the intranet as well as to the Internet. Our PSI IntraNet(R) service integrates an organization's multiple sites in different countries throughout the world by providing IP connectivity with access speeds ranging from 56 Kbps to 2 Mbps. By combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet provides a turnkey solution for equipment management support and offers significant savings over traditional wide area network or WAN solutions.

  . Multi-Currency E-Commerce. Our PSIWeb eCommerce SM service provides a turnkey solution to create and manage "virtual storefronts" and is designed to give shoppers the ability to make secure purchases in their local currency using the Web. PSIWeb eCommerce integrates payment systems engineered for security with virtual store technology, through alliances with CyberCash, Inc. and Mercantec, Inc., to facilitate a seamless shopping experience. In addition, PSIWeb Worldpay SM provides a cost-effective eCommerce solution for selling goods and services to an international audience. Developed in association with Worldpay Ltd., an eCommerce transaction clearing house,


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     and National Westminster Bank PLC, PSIWeb Worldpay enables customers around the world to make real-time purchases using the Web in over 100 currencies.

  . Voice-Over-IP. PSIVoice SM enables companies with multiple business locations to communicate by voice among these sites and with select third parties, such as business partners, customers and suppliers, outside their corporate intranets or VPNs via low-cost IP telephony links. PSIVoice is a turnkey service allowing for such enhanced features as desktop faxing, conference calling and unified messaging services and includes all the hardware and network management services required for high quality, private-line voice connections among geographically dispersed offices. By providing voice and Internet traffic on the same circuit, customers are able to use existing bandwidth more efficiently, resulting in savings of 20%-50% over traditional long-distance telephone calling.

  . E-Mail. PSIMail SM enables customers to outsource their e-mail service and its management to our highly trained systems administrators and support staff. For a monthly fee, we establish accounts, manage the servers and provide full accessibility to e-mail for our customers while saving them the investment in additional servers and staff.

  . Security Solutions. The proprietary nature of business Internet traffic demands protection from unauthorized access. We deliver a range of managed security services that were developed in conjunction with certain strategic partners and are backed by the expertise of our Security Planning and Response Team. Our RouteWaller(R) service provides cost-effective perimeter defense with sophisticated remote user authentication that helps to ensure that no strategic applications or data can be accessed until the user has proven his or her access clearance. SecureEnterprise(R) is our management service designed to protect enterprises with a full-featured, application-layer firewall.

  . Faxing. Since a significant portion of telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. Our InternetPaper SM service supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, thereby significantly reducing transmission costs.

  . Remote Access. Today's work force increasingly operates outside the traditional office setting. Our InterRamp(R) Remote Access service enables mobile personnel to access their corporate network and systems resources using the Internet from over 2,400 POPs in over 150 countries through our strategic relationship with iPass, an international data communications network. In most locations where business is conducted, InterRamp Remote Access offers full Internet access through a local telephone call. As part of InterRamp Remote Access service, we provide our customers with a special account management system that enables customers' MIS administrators to control user access and monitor usage statistics.

   eCommerce Business Solutions. In November 1999, we acquired TNI. TNI is a leading worldwide provider of eCommerce data communications and transports more than 19 million POS transactions daily. We anticipate that our acquisition of TNI will strengthen our position as a leading provider of global Internet and eCommerce solutions to businesses.

   Through TNI, we operate four divisions that provide eCommerce solutions to businesses:

  . the POS Division which includes TNI's TransXpress(R) network services for the POS transaction processing industry;

  . the Telecom Services Division which includes TNI's CARD*TEL(R) telephone call billing validation and fraud control services and other services targeting primarily the telecommunications industry;

  . the Financial Services Division which provides integrated data and voice services including the TNI FastLink(R) Data Service in support of the Financial Information eXchange messaging protocol and other transaction oriented trading applications primarily to the financial services industry; and



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  .  the International Systems Division which markets TNI's products and services internationally.

   The majority of TNI's revenues are derived from the transmission of POS transactions (predominantly credit and debit card transactions) which are processed electronically by a small number of third party transaction processors. TNI's TransXpress network services utilize proprietary technology that provides a fast communications link between the merchant site and the transaction processor at a cost generally lower than current alternatives. TNI markets its TransXpress network services directly to third party POS transaction processors, who in turn resell TNI's network services as a part of the processors' own services. Several leading third party POS transaction processors in the nation, including First Data Corporation, Electronic Payment Services, Inc., Alliance Data Systems, First USA/Paymentech, Global Payments, National Data Corporation, American Express, NOVUS Services, Inc. and Vital Processing Services, purchase TNI's network services.

   Carrier and ISP Services. To maximize utilization of our network, we formed our Carrier and ISP Services business unit to provide dial-up Internet access to telecommunications carriers and consumer-based ISPs in the U.S. and Canada, such as Earthlink Network, Inc. and Microsoft's WebTV, whose customers typically access the network during evening hours when business use tends to be minimal. We have expanded this business unit to offer peering and transit services to telecommunications carriers and other ISPs and to offer our connectivity and value-added services for resale, on a private label basis, to larger telecommunications carriers and other ISPs that require high quality business services and products to enhance their product portfolio. Through such services, we have the opportunity to significantly increase our distribution channel.

  . ISP and Consumer Dial-up Access. We provide dial-up access to consumer-oriented ISPs enabling them to expand their geographic reach and network capacity by purchasing from us access to our IP-optimized network through over 375 POPs in the United States and Canada as of September 30, 1999. We offer programs that provide smaller ISPs the opportunity to increase their user base over time and provide larger ISPs the opportunity to cost-effectively manage their rapid growth. In addition, in certain domestic and international markets, we provide dial-up access services directly to individual customers.

  . Commercial Private Label/Virtual ISP Services. We provide our market-tested services on a private label or "virtual ISP" basis to companies with which we have strategic alliances and other companies that desire to offer consumer Internet access services but do not have the resources or network facilities to provide these services. This allows these companies to market and resell PSINet services under their own brand while leveraging our nationwide network and expertise in service delivery. We assist in training the sales and support staffs of these companies and provide technical support to facilitate their resale efforts.

  . Peering and Transit. In order to support the exchange of information between ISPs, which is critical to the effective operation of the Internet, we offer free private peering for all U.S.-based ISPs. Private peering allows other ISPs' traffic to directly reach our customers, which improves network performance and, we believe, thereby promotes customer satisfaction. Furthermore, we offer, for a fee, transit service, which allows an ISP to transfer traffic through the PSINet network to another ISP. Transit service enables ISPs to reduce their data communications expense by leasing network utilization from us in lieu of leasing point-to-point circuits from other telecommunications providers.

  . Web Filtering. PSIChoice SM enables our carrier and ISP customers to offer their consumers the option to protect themselves from content they find objectionable on the World Wide Web by restricting access to sites that contain undesirable information. PSIChoice is hosted on our technologically advanced network and utilizes content proxy services to screen Web content accessed by end-users. PSIChoice requires no software implementation on the consumer's computer and is presently available in the United States.

   Services and Product Development. As part of our ongoing efforts to develop IP-based services and products that enable businesses to take maximum advantage of their corporate networks and the Internet, we have continually invested in service and product development programs. Since our inception, we have


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introduced to the Internet marketplace several major new services, including the first LAN-based dial-up TCP/IP access service, the first managed Internet security service, the first Tier 1 ISP to offer eCommerce services and the first ISP intranet service. Major services and products currently under development include multimedia services, such as next-generation video conferencing over the Internet, and higher speed connectivity services.

PSINet's Network

   Overview. We operate a global high capacity, IP-optimized network which, as of September 30, 1999, was comprised of more than 700 POPs, of which 340 were within the United States with the remainder located in Canada, Latin America, Europe and Asia/Pacific. Our network employs architecture designed to deliver superior dedicated or dial-up Internet connections, reliable packet control and intelligent data traffic routing. We have strengthened our position as a leading facilities-based ISP through several recent acquisitions of high capacity, fiber optic telecommunications bandwidth and other strategic network assets that have significantly reduced our incremental data communications costs. The combination of our technologically advanced network architecture and global network infrastructure has positioned us to deliver the high level of IP-based services, such as Web hosting and a broad array of multimedia Internet services, increasingly demanded by businesses.

   Network Architecture. We have engineered an IP-optimized network by integrating advanced Internet routers with high-speed frame relay switching equipment that is compatible with ATM, ISDN and SMDS transmission technologies. We have planned for growth by ensuring that the network is scaleable, flexible, fault tolerant, open standards-based and remotely manageable.

  . Scaleable. Our flexible, multi-layer network architecture utilizes a high-speed switching fabric which enables us to grow the number of POPs and the number of users served in an incremental manner that matches investment with demand. The network's scalability extends beyond the currently installed base of over 700 POPs to allow for growth to 2,000 POPs without fundamental design changes.

  . Flexible. Our network architecture consists of an Internet routing infrastructure overlaid upon a fast packet switching fabric that enables us to provide reliable, high-speed connections and provide our customers the ability to manage bandwidth by type of application and to accommodate applications that are delay-sensitive. We are able to use our flexible network architecture in concert with our remote monitoring capability to accommodate changing customer usage patterns and patterns of traffic that, if left unmanaged, could otherwise degrade network performance.

  . Fault Tolerant. Redundancy and adaptive technology in our network reduces the impact of isolated failures on the customer's experience. Adaptive technology incorporated into our Internet router infrastructure compensates automatically for circuit failures that might otherwise interrupt the flow of customer traffic. Key switching and router elements are redundantly configured to further reduce the impact of individual component failures. In addition, typically we have an uninterruptible power supply at each POP, limiting the impact of local power outages on our network.

  . Open. The PSINet network is based on the open internetworking protocol standard TCP/IP and on relevant international standards relating to transmission and modulation technologies. We are able to install a variety of equipment types and capacities without impacting network interoperability. As a result, our network can be upgraded incrementally and benefit from multi-vendor supply strategies.

  . Manageable. From our NOCs, we are able to monitor the network remotely, perform network diagnostics and equipment surveillance, and initialize customers. As a result of our network architecture and our experience in Internet network management, these tasks can be performed remotely regardless of POP location or network status. This capability allows us to respond quickly to network problems and to control costs associated with on-site network configuration and repair.

   Global Network Infrastructure. As part of our ongoing efforts to control strategic assets and further expand and enhance our network, we have recently acquired or agreed to acquire IRUs and other rights in significant amounts of fiber-based telecommunications bandwidth located throughout the world. The following table summarizes our material bandwidth facilities as of December 31, 1999:

            Location                      Capacity                Connection Points           Ownership
            --------            ----------------------------- ------------------------    -----------------
 North America                  15,840 route miles of OC-12   New York--Chicago--                IRU
                                                              Dallas--Phoenix--Las
                                                              Vegas
                                                              --Los Angeles--
                                                              Philadelphia--
                                                              Washington, DC
                                                              --Atlanta--Houston
                                                              (operational)
                                                              Seattle--San Francisco
                                                              (partially operational)
                                18 high capacity dark fibers  New York--Washington, DC      Capital lease
                                                              (operational)
                                4 high capacity dark fibers   San Francisco Bay Area        Capital lease
                                                              (beginning in Q2 2000)
                                20 high capacity dark fibers  Vancouver, B.C.--                  IRU
                                                              Seattle, WA (beginning
                                                              in Q1 2000)
                                16 high capacity dark fibers  53 cities throughout               IRU
                                                              continental U.S.
                                                              (beginning in Q1 2001)
                                T-3                           Intercontinental                 Leased
                                                              (operational)
                                2300 miles of OC-48           Vancouver-Calgary-                 IRU
                                                              Winnipeg-Chicago (Q1
                                                              2000)
                                4 high capacity dark fibers   Atlanta, Georgia (Q1               IRU
                                                              2000)

 Transatlantic and Europe       14,000 km of 5 STM-1s (OC-3)  New York--U.K.--                   IRU
                                                              Amsterdam (1 STM-1
                                                              operational; 4 STM-1s in
                                                              Q1 2000)
                                12,600 km of STM-1            New York--U.K.                     IRU
                                                              (operational)
                                21,000 km of STM-1            30 European cities                 IRU
                                                              (initial portions
                                                              operational)
                                6,000 km of STM-1             New York--London (prior            IRU
                                                              to 2000) (operational)
                                2 high capacity dark fibers   New York--London--Paris            IRU
                                                              (beginning in Q2 2001)
                                E-1                           Intercontinental                 Leased
                                                              (operational)

 Transpacific and Asia          6,000 miles of 6 DS-3s        US--Korea--Japan (5 DS-     IRU/Capital lease
                                                              3s operational;
                                                              1 DS-3 prior to Q2 2000)
                                22 STM-1s (increasing to 30)  Japan-Hawaii-US (Q3 2000)          IRU
                                27,300 km of STM-1            Japan-China-Southeast              IRU
                                                              Asia-India-Middle East-
                                                              Europe (initial portions
                                                              operational)
                                7,643 miles of DS-3           US--Korea (operational)            IRU
                                21,000 km of 2 STM-1s         Los Angeles--Tokyo (Q1             IRU
                                                              2000)

 Transpacific and Latin America 3,200 km of STM-1             Los Angeles--Mexico City           IRU
                                                              (Q1 2000)
                                6,300 km of STM-1             Los Angeles--Panama City           IRU
                                                              (Q1 2000)
                                Two 54 MHz transponders       United States--Latin          Capital lease
                                of Ku band satellite capacity America (interim
                                                              connectivity
                                                              operational; one
                                                              transponder in Q1 2000,
                                                              the second transponder
                                                              in Q3 2000)

  .  Acquired bandwidth facilities in North America:

    . In February 1998, we acquired from IXC IRUs in up to 10,000 equivalent route miles of OC-48 network bandwidth across the United States, including such major metropolitan areas as Atlanta, Chicago, Cleveland, Dallas, Houston, Los Angeles, Las Vegas, New York, Philadelphia, Phoenix, Seattle, San Francisco and Washington, D.C., in exchange for approximately 20% of our common stock. As of December 31, 1999, approximately 15,840 route miles of OC-12 (equivalent to approximately 3,960 route miles of OC-48) bandwidth, connecting New York, Washington, D.C., Atlanta, Chicago, Dallas, Houston, Phoenix, San Francisco and Los Angeles and certain major cities in between, have been placed into operation on our network. We currently anticipate delivery of the remaining OC-48 bandwidth from IXC over the next 12 to 18 months.

    . In May 1998, we acquired from Metromedia Fiber Network Services, Inc. ("MFN") long-term rights in 18 dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between. Using currently available technology, this fiber will be capable of carrying 96 Gbps of data in the New York City to Washington, D.C. corridor, which currently handles approximately 35% of the telecommunications traffic in the United States and is a vital route connecting Internet traffic between Europe and the United States. As of December 31, 1999, dark fiber had been placed into our network.

    . In December 1998, we acquired from MFN long-term rights in four dark fiber optic strands connecting multiple cities in the San Francisco Bay area along a circular route extending south to the Silicon Valley, including San Jose and Santa Clara, and east to Hayward. This market is an important financial and technology corridor and is expected to generate high demand for Internet services well into the future. We expect to place into operation portions of this fiber prior to the end of the second quarter of 2000, with full delivery anticipated prior to the end of 2000.

    . In January 1999, we entered into an agreement to acquire from Starcom Service Corporation IRUs in 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas, a high-demand international telecommunications corridor. We expect to place into operation portions of this fiber prior to the end of the first quarter of 2000.

    . In September 1999, we entered into an agreement to acquire from IXC Communications IRUs in 16 dark fiber optic strands connecting 53 cities over 13,000 route miles across the continental United States. We expect to place into operation the first four strands of this fiber starting in the first and second quarters of 2001.

    . As of November 1999, we entered into an agreement to acquire from ACSI Network Technologies, Inc. IRUs in four strands of dark fiber optic cable connecting locations within Atlanta, Georgia. We expect to place this fiber into operation during the first quarter of 2000.

    . In December 1999, we entered into an agreement to acquire from Worldwide Fiber Network Services Ltd. IRUs in OC-48 network bandwidth configured along an approximately 2,300 mile route connecting Vancouver, Calgary, Winnipeg and Chicago. We expect to place into operation portions of this fiber prior to the end of the second quarter of 2000.

  .  Acquired Transatlantic and European bandwidth facilities:

    . In March 1998, we acquired from Global Crossing Ltd. IRUs in STM-1 (equivalent to OC-3) network bandwidth configured along an approximately 14,000 kilometer route on the Atlantic Crossing undersea fiber optic system connecting the United States, the United Kingdom and continental Europe. As of December 31, 1999, the portion of this bandwidth linking New York City, the United Kingdom and Amsterdam is operational and integrated with the OC-12 bandwidth previously acquired from IXC.

    . In January 1999, we acquired from Hermes Europe Railtel (Ireland) Limited IRUs in STM-1 network bandwidth configured as multiple rings along an approximately 21,000 kilometer route, which when completed, is expected to link 30 European cities. As of December 31, 1999, we have connected a portion of this bandwidth to our existing operations in England, the Netherlands, France, Germany, Sweden and Switzerland. We expect to expand our bandwidth on the Hermes network to additional cities in Austria, Spain and Hungary prior to the end of 2000.

    . In March 1999, we acquired from Cable & Wireless, Inc. an IRU in STM-1 network bandwidth configured along an approximately 12,600 kilometer route on the Gemini Submarine cable system connecting the United States and the United Kingdom. As of December 31, 1999, fiber has been placed into our network.

    . As of July 1999, we acquired an IRU in STM-1 network bandwidth configured along an approximately 6,000 kilometer route connecting New York and London. As of December 31, 1999, fiber had been placed into our network.

    . In November 1999, we entered into an agreement to acquire from FLAG Limited (Fiberoptic Link Around the Globe) IRUs in two diversely routed dark fiber pairs along an approximately 14,500 kilometer route on the FA-1 transatlantic cable system connecting New York, Paris and London. We expect to place this fiber into operation beginning the second quarter of 2001.

    . In December 1999, we entered into agreements to acquire from Global Crossing USA Inc. ("Global Crossing") IRUs in various fiber optic cable systems throughout the world. Under the initial commitment, we have acquired IRUs in four STM-1s of network bandwidth configured along an approximately 14,000 kilometer route on an undersea fiber optic system connecting New York, the United Kingdom and Amsterdam. We expect to place fiber into our network prior to the end of the first quarter of 2000. We also acquired additional network bandwidth along routes connecting the U.S. and Tokyo and the U.S. and Latin America, as further described below.

  .  Acquired Transpacific and Asian bandwidth facilities:

    . In September 1998, we acquired from International Digital Communications Inc. in the United States and from International Digital Communications, Inc. and Cable & Wireless Plc in Japan bandwidth capacity equivalent to six DS-3s in the North Pacific Cable undersea fiber optic system connecting the United States and Japan through a combination of IRUs and long-term capital leases. As of December 31, 1999, three DS-3s connecting Portland, Oregon and Tokyo, Japan and two DS-3s connecting the United States and the Republic of Korea are operational. We expect the remaining DS-3 capacity to become operational in the first half of 2000 and, when integrated with the bandwidth from FLAG Limited (described below) we recently placed in operation, will extend the reach of the PSINet network into the Republic of Korea and Hong Kong.

    . In July 1998, we entered into an agreement with a group of leading telecommunications companies to build the Japan-U.S. Cable Network, an undersea cable system connecting the United States (through California and Hawaii) and Japan, on which we will own IRUs in 22 STM-1s, increasing to 30 STM-1s as the network is upgraded, of bandwidth. Upon completion, the Japan-U.S. Cable Network will initially operate at 80 Gbps, increasing to 155 Gbps as the network is upgraded, and is currently anticipated to become operational in the third quarter of 2000. Completion of the undersea cable system is subject to a number of risks associated with construction projects.

    . In December 1998, we acquired from FLAG Limited (Fiberoptic Link Around the Globe) IRUs in STM-1 network bandwidth configured along an approximately 27,300 kilometer route having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom. With this acquisition, the PSINet network became the first independent Internet network to fully circle the globe, serving customers on three continents. Our agreement with FLAG also enables us to purchase additional capacity and insert new connections along the FLAG cable route to accommodate future demand. We have placed into operation portions of this bandwidth, which when integrated with our capacity on the North Pacific Cable system, will extend the reach of the PSINet network into other countries along the FLAG route.

    . In July 1999, we acquired an IRU in DS-3 network bandwidth capacity along a 7,643 mile route connecting the United States and the Republic of Korea. As of December 31, 1999, all of this bandwidth had been placed into operation.

    . In December 1999, under an agreement with Global Crossing, we acquired IRUs in two STM-1s of network bandwidth configured along an approximately 21,000 kilometer route on an undersea fiber optic system connecting Los Angeles and Tokyo. We expect to place this bandwidth into operation prior to the end of the first quarter of 2000.

  .  Acquired Transpacific and Latin American bandwidth facilities:

    . In December 1999, under an agreement with Global Crossing, we acquired two IRUs in STM-1 network bandwidth configured along routes on two undersea fiber optic systems. One STM-1 of approximately 3,200 kilometers connects Los Angeles and Mexico City, and the other STM-1 of approximately 6,300 kilometers connects Los Angeles and Panama City. We expect to place this bandwidth into operation prior to the end of the second quarter of 2000.

    . In September 1999, we acquired from Loral Orion Services, Inc. a 13 year (which is expected to be the life of the satellite) right to use two 54 MHz transponders of Ku band capacity on the Orion 2 satellite. As of December 31, 1999, we had established interim satellite connectivity under this agreement. Permanent satellite capacity on the first transponder is expected to begin in the first quarter of 2000, with the deployment of capacity on the second transponder scheduled to be completed by the end of the third quarter of 2000. The satellite capacity will initially be provided between the U.S. and Brazil. The agreement provides us with a portability option to transfer the capacity to other Loral Orion satellites. The portability option, subject to certain restrictions, provides us with the opportunity to re-deploy this capacity to other regions of the world which have coverage by Loral Orion satellites.

   We expect to further expand our network in the U.S./Canada, Europe, Asia/Pacific, Latin America and India/Middle East/Africa markets, as well as in other select international markets, and to acquire fiber-based IRUs and other rights in telecommunications bandwidth in these regions to support demand growth and reduce costs. We are targeting cities with a high concentration of businesses for global expansion with the objective, over the long-term, of providing local access to our services and products to 80% of the businesses in those cities. In furtherance of this plan, we have entered into agreements in Germany and Switzerland that enable us to offer local telephone call access to our services and products throughout each of these countries. We already offer local call access to 80% of the business markets in the United States, Canada, France, Hong Kong, Japan and the Netherlands.

   Internet and eCommerce Hosting Centers. We have technologically advanced global Internet and eCommerce hosting facilities in the following locations:

  .  10,000 square feet in Herndon, Virginia

  .  42,000 square feet in Los Angeles

  .  13,000 square feet in New York City

  .  17,000 square feet in Amsterdam

  .  10,000 square feet in La Chaux-de-Fonds

  .  100,000 square feet in London

  .  5,000 square feet in Toronto

   In addition, we anticipate opening an 88,000 square foot Internet and eCommerce hosting facility in Atlanta in early 2000, and have plans for construction of additional global Internet and eCommerce hosting facilities in other key financial and business centers around the world, including in the United States and in

Berlin, Hong Kong, Paris, Seoul and Tokyo. The additional facilities are expected to range from approximately 10,000-150,000 square feet, will be specifically designed for dedicated Web hosting, application hosting, collocation services and high capacity access to our network, and will be equipped with uninterruptible power supply and backup generators, fire suppression, raised floors, HVAC, 24-hours per day, seven-days per week operations and physical security. Our partnership with Hewlett-Packard Company further supports our ability to provide high-end Web services consisting of shared hosting, dedicated hosting and collocation hosting.

   PRI Circuits. In key geographically-dispersed cities located along the configuration of our network, we are also investing in PRI circuits, which provide dial-up access to our POPs, in order to increase the capacity available for our consumer-oriented ISP customers. Through agreements with select CLECs we have lowered our average cost per PRI by approximately 15-20% over the last twelve months. As of December 31, 1999, we had more than doubled our dial-up capacity from May 31, 1998 as a result of our investment in PRIs. As of December 31, 1999, substantially all of our dial-up capacity was accessible at 56 Kbps modem speeds. We anticipate that all newly deployed modems will support this technology.

   Peering Arrangements. We maintain peering relationships with national, regional and local ISPs by either private peering with the ISPs or by participation in various public peering locations, known as network access points. As of December 31, 1999, we maintained more than 5,412 Mbps (5.4 Gbps) of peering connectivity with 146 private agreements and seventeen public connections strategically placed throughout the United States, the United Kingdom, Canada, Japan and Europe. Recently, some companies that have previously offered peering have cut back or eliminated peering relations and are establishing new, more restrictive criteria for peering. We expect that, due to our offering of peering with any of the estimated 4,000 ISPs in the United States without settlement charges, we will substantially increase the number of ISPs with which we peer. We believe that by entering into direct peering relationships with a large number of ISPs, our business customers will receive better service and the highest quality network performance.

   Global Network Management. We believe that we offer superior network management capabilities which enhance customer satisfaction. We have established a 24 hours per day, seven days per week NOC in the United States that allows for continuous monitoring of our international network, managing of traffic, and customer problem resolution. Back-up operating facilities manned by trained personnel are available at our offices in Herndon, Virginia and Cambridge, England in the event the U.S. NOC experiences service interruptions or other difficulties. We have recently opened our European Technical Center in Switzerland as a second NOC with global capabilities equivalent to those in the U.S. NOC. Furthermore, we have commenced construction of a third NOC in Seoul, Republic of Korea.

Sales and Marketing

   We have built a multi-channel sales and marketing infrastructure throughout the U.S., Canada, Europe, Asia and Latin America in an effort to respond effectively to the growing opportunities in the business Internet market. We seek to attract and retain customers by offering our services and products through our direct sales force and our authorized reseller and referral program and by seeking to forge strategic relationships with selected telecommunications carriers. We believe that this multi-channel approach will enable us to utilize the technical skills and experience of our direct sales force to penetrate our targeted customer base while utilizing the potentially greater sales and marketing resources of the resellers, referral sources and companies with which we have strategic alliances to offer our services and products to a broader and more diverse potential customer base.

   Direct Sales. We have built a direct sales force, which, as of September 30, 1999, consisted of approximately 1,000 individuals (more than half of whom were employed outside of the U.S.) who typically have a strong Internet technical background and knowledge of potential applications of the Internet to meet the critical needs of targeted business customers. Direct sales tactics include direct contacts with targeted ISPs and potential significant corporate accounts by our sales representatives and systems engineers, inbound and outbound telemarketing, direct mail efforts, seminars and trade show participation. We have developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong Internet technical skills and knowledge of potential applications of the Internet, have consultative sales experience. These programs include technical sales training, consultative selling technique training, sales compensation plan development and sales representative recruiting profile identification. Sales representatives from our U.S. and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

   Reseller and Referral Program. We have forged an authorized reseller and referral program with selected telecommunications service companies, equipment suppliers, networking service companies, systems integrators and computer retailers. This program, through which we have established as of September 30, 1999 approximately 2,500 arrangements, affords us an indirect distribution mechanism in our targeted markets and is designed to enable us to utilize the potentially greater sales and marketing resources of the resellers and referral sources to offer our services and products to a broader and more diverse potential customer base. Participants in our reseller and referral program include Hewlett-Packard Company, a provider of computer hardware and networking products. We provide training and ongoing support to the sales representatives of companies with which we have reseller and referral relationships in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to us. We believe that the reseller and referral program has enabled us to achieve greater market reach with reduced overhead costs and to use the reseller and referral sources to assist in the delivery of complete solutions to meet customer needs.

   Strategic Alliances. We seek to establish strategic alliances with selected telecommunications carriers which may afford us access to recurring revenue from the carriers' customer base, while enabling the carriers to offer their customers an integrated package of telecommunications and Internet services and products. We also formed an alliance with the Baltimore Ravens of the National Football League pursuant to which, among other things, we have the right to develop a Web site and provide related Internet subscriber services for the Baltimore Ravens. We believe that these strategic alliances may facilitate the cost-effective acquisition of customers and increase utilization of our network. It is anticipated that, in most cases, the companies with which we have strategic alliances will offer our services and products on an unbranded or co-branded basis or under only their own trademark. As with the reseller and referral program, we provide training and ongoing support to the sales representatives of companies with which we have strategic alliances in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to us.

   Marketing. Our marketing program is intended to build national and local strength and awareness of the PSINet brand. We use radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for our direct sales team and companies with which we have resale, referral or strategic alliance relationships. Our print advertisements are placed in trade journals and special-interest publications. We employ public relations personnel in-house and work with an outside public relations agency to provide broad coverage in the Internet and computer networking fields. We also attempt to create brand awareness by securing corporate sponsorship rights, such as our acquisition of the naming rights to the NFL stadium of the Baltimore Ravens and related sponsorship, promotion, advertising and marketing rights, and by participating in industry trade shows such as Networld, Interop, InterNet World and ISPCon, based on the size and vertical makeup of the trade show audience, and relationships with industry groups and the media. We also use direct mailings, telemarketing programs, Web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. We attempt to retain our customers through active and responsive customer support as well as by continually offering new value-added services.

Customers

   We had, as of September 30, 1999, approximately 79,900 business customers, including approximately 640 ISP customers. Our customers include businesses in the aerospace, finance, communications, computer data processing and related industries, governmental agencies and educational and research institutions, as well as other ISPs.

Customer Support

   High quality customer service and support is critical to our objective of retaining and developing our customers. We have made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. To ensure consistency in the quality and approach to customer care, both domestic and international associates attend an intensive technical training and certification program at our U.S. NOC. Our U.S. NOC monitors and responds to customer needs by providing 24 hours per day, seven days per week technical support and service. Our customer support group utilizes a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues. Network operations can remotely service customer connections to the PSINet network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of our international expansion strategy, we have opened a fully redundant NOC in Switzerland and have commenced construction of a third in Seoul, Republic of Korea. In connection with our customer care initiatives, we seek to continuously improve systems that increase productivity and enhance customer satisfaction. We have recently reengineered our customer care program to address the complex needs of our business customers and are scaling our customer care resources to keep pace with projected increases in customer requirements. By maintaining centralized support services, we seek to increase operational efficiencies and enhance the quality, consistency and scalability of customer care. We are currently in the process of implementing a new high quality, cost-effective and scaleable billing system to replace our existing system in order to provide customers on a global basis with uniform and easy-to-understand invoicing.

   We have designed our network to minimize the risk of system failure (fires, storms, earthquakes, etc.), for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure you that we will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. Significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

Acquisitions and Strategic Investments

   As a key component of our growth strategy, in addition to our acquisition of TNI we acquired 60 ISPs and related businesses from January 1, 1998 through December 31, 1999, which gives us a presence in each of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $1.4 billion, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have retained $80.9 million as of December 31, 1999 to secure performance by certain sellers of indemnification or other contractual obligations. In connection with these acquisitions, we acquired, among other things, valuable technologies including some under development which we plan to complete. In addition, we have entered into several non-binding letters of intent for immaterial acquisitions pursuant to which we and the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions as well. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or otherwise being contemplated, or what the consequences thereof would be.

   In general, we seek acquisition targets that, once integrated into our existing operations, generally will be accretive to EBITDA. After we have acquired an ISP, we typically act to generate economies of scale and cost savings by eliminating redundant operations and network architecture and migrating the acquired ISP's customers on to the PSINet network. Connecting an acquired ISP's customers to our network typically entails minimal incremental data communication costs and enables us to significantly reduce our transit costs. We seek to generate cost savings by centralizing back office operations, such as network monitoring, customer billing, human resources and accounting. We also endeavor to realize efficiencies by consolidating an acquired ISP's purchasing, product development and marketing and sales operations into our established programs. We believe this integration of operations improves the quality, breadth, consistency and scaleability of the services and products offered to customers of acquired ISPs. We believe that our entrepreneurial environment is attractive to and helps us retain key employees of acquired ISPs.

   As part of our long-term growth strategy, we enter into strategic relationships with and invest in companies in the Internet and telecommunications industries. The companies that we invest in can range from the "seed capital" or early stages of their development to the early stage public companies. Our investments typically range from approximately $200,000 to $5 million. We seek to establish relationships with companies that may provide us access to services and technologies that we believe are promising and consistent with our business plan. This allows us to benefit from these relationships without incurring the time and expense of developing these services and technologies ourselves. Through these arrangements we seek to establish mutually supportive and beneficial relationships with these companies. The terms of these transactions are comparable to other venture capital transactions of similar size and involve the same risks and uncertainties.

Competition

   The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries.

   We believe that a reliable international network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in our targeted market and that price is usually secondary to these factors.

   Our current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. While we believe that our network, products and customer service distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do.

   ISPs. According to industry sources, there were over 6,700 ISPs in the United States and Canada in 1998, consisting of national, regional and local providers. Our current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc., GTE Internetworking (formerly BBN), Concentric Network and DIGEX. While we believe that our level of customer service and support and target market focus distinguish us from these competitors, many of these competitors have greater market presence, brand recognition, and financial, technical and personnel resources than us. We also compete with unaffiliated regional and local ISPs in our targeted geographic regions.

   Telecommunications Carriers. We compete with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services.

   The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. We expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

   Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc., Tele-Communications, Inc. (TCI) and At Home Corporation (@Home) have announced trials to provide Internet cable service to their residential customers in select areas. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also recently have been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' DirecPC product that provides high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s announcement of a multichannel multipoint distribution service, or MMDS, wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless local multipoint distribution service, or LMDS, technology; and WinStar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers. We believe that there is a trend toward horizontal integration involving cable companies through acquisitions or joint ventures between cable companies and telecommunications carriers. The acquisition of TCI by AT&T and AT&T's proposed acquisition of MediaOne are indicative of this trend.

   On-line Service Providers. The dominant on-line service providers, including Microsoft Network and America Online, Incorporated, have entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. American Online's plans to acquire Time Warner, MCIWorldCom's recently announced plans to merge with Sprint, and Nextlink Communications, recently announced plans to acquire Concentric Network Corporation are indicative of this trend. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. We compete to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of IP-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us. While CompuServe has announced it also will target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

   We believe that our ability to attract business customers and to market value-added services is a key to our future success. However, we cannot assure you that our competitors will not introduce comparable services or products at similar or more attractive prices in the future or that we will not be required to reduce our prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, we cannot assure you that more of our competitors will not shift their focus to attracting business customers, resulting in even more competition for us. We cannot assure you that we will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations.

Suppliers

   Like other companies in our business, most of our contracts with suppliers are short-term. Third parties provide our leased-line connections or bandwidth. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. Changes in their pricing structures, or failure to or delay in delivering bandwidth to us, or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

   We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components are currently available from only one source. We have from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of Primary Rate Interface, or PRI, telecommunications facilities, which connect dial-up customers to our network. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays and have an adverse effect on us.

   As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

Proprietary Rights

   Our success and ability to compete is dependent in part upon our technology and proprietary rights, although we believe that our success is more dependent upon our technical expertise than our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our technology. We cannot assure you that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others.

Regulatory Matters

   The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state, local and foreign regulation and legislation affecting the ISP and telecommunications industries. Existing and proposed laws and regulations are currently subject to judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which our industries operate. We cannot predict the outcome of these proceedings or their impact upon the ISP and telecommunications industries or upon us.

   In recent years there have been a number of U.S. and foreign legislative and other initiatives seeking to control or affect the content of information provided over the Internet. Some of these initiatives would impose criminal liability upon persons sending or displaying, in a manner available to minors, obscene or indecent material or material harmful to minors. Liability would also be imposed on an entity knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers, including us.

   Both the provision of Internet access service and the provision of underlying telecommunications services are affected by federal, state, local and foreign regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers in the U.S. to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996, which we refer to as the 1996 Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by ILECs. Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

   Our Internet operations are not currently subject to direct regulation by the FCC or any other U.S. governmental agency, other than regulations applicable to businesses generally. However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Although in an April 1998 Report, the FCC determined that ISPs should not be treated as telecommunications carriers and therefore should not be regulated, it is expected that future ISP regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined. Our Internet operations outside the U.S. are subject to direct regulation through licensing from foreign governmental agencies.

   Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from RBOCs or other telecommunications companies, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. We believe that such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs, such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

   In a recent development, the FCC adopted rules that direct ILECs to share their telephone lines with providers of high speed Internet access and other data services. This ruling will enable competitive carriers to provide DSL-based services over the same telephone lines simultaneously used by ILECs to provide basic telephone service. The new rules are expected to place competitive carriers on a more equal footing with ILECs in the offering of advanced telecommunications services, including DSL services.

   In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, involving regulated activities. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC to provide global facilities-based and global resale telecommunications services, subjecting it to regulations as a non-dominant international carrier including the filing of reports with the FCC. PSINetworks Company also received a Type I facilities license from the Japanese telecommunications regulatory authority. In addition, our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Generally, the FCC and OFTEL have chosen not to closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies act upon complaints against such carriers for failure to comply with statutory obligations or with the rules, regulations and policies of such regulatory agencies. These regulatory agencies also have the power to impose more stringent regulatory requirements on us and to change our regulatory classification. We believe that, in the current regulatory environment, such regulatory agencies are unlikely to do so. As we enter new markets, or acquire regulated companies, we anticipate obtaining similar licenses as required by applicable telecommunications rules and regulations in order to acquire and maintain telecommunications assets and facilities in such countries.

   The laws relating to the provision of telecommunications services in countries other than the U.S., and in multinational organizations such as the International Telecommunications Union, are also undergoing a process of development. As we continue our program of acquisition and expansion into international markets, these laws will have an increasing impact on our operations. There can be no assurance that new or existing laws or regulations will not have a material adverse effect on us.

   Our subsidiaries have also received competitive local exchange carrier, or CLEC, certification in New York, Virginia, Colorado, California, Texas and Maryland. We are considering the financial, regulatory and operational implications of also becoming a CLEC in certain other states. The 1996 Act requires CLECs not to prohibit or unduly restrict resale of their services; to provide dialing parity, number portability, and nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listings; to afford access to poles, ducts, conduits, and rights-of-way; and to establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic. In addition to federal regulation of CLECs, the states also impose regulatory obligations upon CLECs. While these obligations vary from state to state, most states require CLECs to file a tariff for their services and charges; require CLECs to charge just and reasonable rates for their services, and not to discriminate among similarly-situated customers; to file periodic reports and pay certain fees; and to comply with certain services standards and consumer protection laws. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

   The 1996 Act has caused fundamental changes in the markets for local exchange services. In particular, the 1996 Act and the FCC rules issued pursuant to it mandate competition in local markets and require that ILECs interconnect with CLECs. Under the provisions of the 1996 Act, the FCC and state public utility commissions share jurisdiction over the implementation of local competition: the FCC was required to promulgate general rules and the state commissions were required to arbitrate and approve individual interconnection agreements. The courts have generally upheld the FCC in its promulgation of rules, including a January 25, 1999 U.S. Supreme Court ruling which determined that the FCC has jurisdiction to promulgate national rules in pricing for interconnection.

   An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. We believe that, under the 1996 Act, CLECs are entitled to receive reciprocal compensation from ILECs. However, some ILECs have disputed payment of reciprocal compensation for Internet traffic, arguing that ISP traffic is not local traffic. Most states have required ILECs to pay CLECs reciprocal compensation. However, in October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed, and oral arguments are expected to be heard in early 2000. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic may reconsider and may modify their prior rulings. Several incumbent LECs are seeking to overturn prior orders that they claim are inconsistent with the FCCs' February 1999 order. Relief sought could include repayment of reciprocal compensation amounts previously paid by incumbent LECs. Recently, the Massachusetts regulatory authority vacated its earlier decision requiring such payments, although that decision may be subject to appeals or reconsideration. In addition, at least one incumbent LEC has filed suit seeking a refund from another carrier of reciprocal compensation which the incumbent LEC has paid to that carrier. That suit was dismissed by the United States District Court for lack of subject matter jurisdiction. Another incumbent LEC has sought to escrow reciprocal compensation payments to carriers. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, most, but not all, of these states have upheld the requirement to pay reciprocal compensation of ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

   As we become a competitor in local exchange markets, we will become subject to state requirements regarding provision of intrastate services. This may include the filing of tariffs containing rates and conditions, and regulation of rates charged for our services. As a new entrant, without market power, we expect to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could require us to obtain the approval of the public utilities commission for the issuance of debt or equity or other transactions which would result in a lien on our property used to provide intrastate services.

Employees

   We had approximately 4,053 full-time employees as of December 31, 1999.

Properties

   Our principal executive offices are in Herndon, Virginia in 46,000 square feet of leased office space. We occupy this space under four leases, at market rates, which expire in September 2003 and include five-year renewal options. We also lease office space and/or hosting capacity in Reston, Virginia, Troy, New York, New York City, Atlanta, Los Angeles, Toronto, and Tokyo and a number of other cities. in which we operate. We expect to purchase 205,000 square feet of office space in Loudoun, Virginia which will comprise our new corporate headquarters and will replace most of our existing leased facilities in Virginia. We also own facilities in Amsterdam and Switzerland. In addition, we have purchased sites in certain metropolitan areas where we plan to construct Internet and eCommerce hosting centers. We believe that these facilities are adequate for our current needs.

Legal Proceedings

   We are not a party to any legal proceedings which we believe would, if adversely determined, have a material adverse effect on us.

   From time to time, we receive claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed rights of others, we cannot assure you that third parties will not assert infringement claims in the future. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure you that any necessary licenses will be available or that, if available, such licenses can be obtained on reasonable terms.